REVOLVING NOTE



$6,000,000.00                                        May 31, 1996


     FOR VALUE RECEIVED, the undersigned, AFGL INTERNATIONAL, INC. (the "Borrower"), promises to pay to the order of INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, a Delaware corporation (the "Lender"), at the times and in the manner provided in the Credit Agreement referenced hereinafter, the principal sum of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00) or, if less, the outstanding principal amount of all Revolving Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of May 31, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Credit Agreement), by and among the Borrower, the various lenders (including the Lender) as are, or may from time to time become, parties thereto, and Internationale Nederlanden (U.S.) Capital Corporation, as Agent for the Lenders (the "Agent"). Notations indicating Revolving Loans made by the Lender pursuant to the Credit Agreement and all payments on account of the principal thereof may be endorsed by the holder hereof on the grid Schedule attached to this Note, as provided in the Credit Agreement.

     The unpaid principal amount of this Note from time to time shall bear interest as provided in Section 3.4 of the Credit Agreement. All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America to the account designated by the Agent (and as to which the Agent has notified the Borrower) in immediately available funds in accordance with Section 3.6 of the Credit Agreement.

     This Note is a Revolving Note referenced in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be or may automatically become immediately due and payable.

     THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND
GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note. All amounts owing hereunder are payable by the Borrower without relief from any valuation or appraisal laws.


                              AFGL INTERNATIONAL, INC.

                              By:/s/
                                 Gary S. Goldstein, President


                              Attest:/s/
                                 Barry S. Roseman, Secretary

                                   [CORPORATE SEAL]